As filed with the Securities and Exchange Commission on November 16, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________
Contango ORE, Inc.
(Exact name of registrant as specified in its charter)
_________________
Delaware	27-3431051
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3700 Buffalo Speedway, Suite 925
Houston, Texas 77098
(713) 877-1311
(Address of Principal Executive Offices, including zip code and telephone number)
_________________
2023 Omnibus Incentive Plan
(Full title of the plan)
Rick Van Nieuwenhuyse
3700 Buffalo Speedway, Suite 925
Houston, Texas 77098
(713) 877-1311
 (Name, address and telephone number, including area code, of agent for service)
_________________
Copy to:
Paul Monsour
Holland & Knight LLP
811 Main Street, Suite 2500
Houston, Texas 77002
(713) 653-8741
_________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

INTRODUCTION
On November 14, 2023 (the “Effective Date”), the stockholders of Contango ORE, Inc. (the “Company” or “Registrant”) approved the 2023 Omnibus Incentive Plan (the “2023 Plan”). As provided in the 2023 Plan, 193,500 shares of the Company’s common stock, par value $0.01 per share, are available for issuance thereunder (the “New Shares”). In addition, (i) any shares of common stock that remain available for grant under the Company’s 2010 Equity Compensation Plan (the “2010 Plan”) as of the Effective Date (462,567 shares), (ii) unexercised shares subject to appreciation awards (i.e. stock options or other stock-based awards based on the appreciation in value of a share of the Company’s common stock) granted under the 2010 Plan that expire, terminate, or are canceled for any reason without having been exercised in full, and (iii) shares subject to awards that are not appreciation awards granted under the 2010 Plan that are forfeited for any reason shall be available for issuance under the 2023 Plan (the shares in clauses (i) through (iii), the “Prior Plan Shares”). The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register an aggregate of 1,192,929 shares of common stock, which consists of (i) the 193,500 New Shares and (ii) 999,429 Prior Plan Shares.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information required by Part I of this Registration Statement will be sent or given to 2023 Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Company with the SEC are incorporated by reference into this Registration Statement:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on September 13, 2023 (the “2023 Annual Report”);
(b)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders that are specifically incorporated by reference into the 2023 Annual Report;
(c)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on November 14, 2023;
(d)
The Company’s Current Reports on Form 8-K filed with the SEC on July 17, 2023, July 26, 2023, August 4, 2023, August 8, 2023, August 30, 2023, September 13, 2023, November 15, 2023, and November 16, 2023; and

(e)
The description of the Company’s common stock contained in the section entitled “Description of Capital Stock” in the prospectus included in the Company's Registration Statement on Form S-3 (Registration No. 333-260511) initially filed with the SEC on October 26, 2021, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.15 to the 2023 Annual Report).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain unlawful dividends and stock repurchases or (iv) any transaction from which the director derived an improper personal benefit.
Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that such person is fairly and reasonably entitled to indemnification.
The Certificate of Incorporation and Bylaws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law. Applicable law permits indemnification for all matters (including those asserted in derivative actions) except for those determined by a court to have constituted willful misconduct or recklessness.
The Company has obtained directors’ and officers’ liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

3.1
Certificate of Incorporation of Contango ORE, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s report on Amendment No. 2 to Registration Statement on Form 10, as filed with the Securities and Exchange Commission on November 26, 2010).

3.2
Certificate of Amendment to Certificate of Incorporation of Contango ORE, Inc. (Filed as Exhibit 3.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on December 17, 2020).

3.3	Bylaws of Contango ORE, Inc. (Filed as Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form 10, as filed with the Securities and Exchange Commission on November 26, 2010).

3.4	Amendment No. 1 to the Bylaws of Contango ORE, Inc. (Filed as Exhibit 3.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on October 21, 2021).

4.1
Form of Certificate of Contango ORE, Inc. Common Stock (Filed as Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2013, as filed with the Securities and Exchange Commission on November 14, 2013).

4.2
Certificate of Designation of Series A Junior Preferred Stock of Contango ORE, Inc.(Filed as Exhibit 3.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on December 21, 2012).

4.3
Certificate of Elimination of Series A Junior Participating Preferred Stock of Contango ORE, Inc. (Filed as Exhibit 3.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on September 24, 2020).

4.4	Certificate of Elimination Designations of Series A-1 Junior Participating Preferred Stock of Contango ORE, Inc. (Filed as Exhibit 3.2 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on September 24, 2020).

4.5
Rights Agreement, dated September 23, 2020 between Contango ORE, Inc. and Computershare Trust Company. N.A. as Rights Agent (Filed as Exhibit 4.2 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on September 24, 2020).

4.6
Amendment No. 1 to Rights Agreement, dated as of September 22, 2021, between Contango ORE, Inc. and Computershare Trust Company. N.A. as Rights Agent (Filed as Exhibit 4.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on September 22, 2021.

4.7
Amendment No. 2 to Rights Agreement, dated as of August 31, 2022, between Contango ORE, Inc. and Computershare Trust Company. N.A. as Rights Agent (Filed as Exhibit 4.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on September 2, 2022).

4.8
Registration Rights Agreement dated October 23, 2017, among Contango ORE, Inc. and the several purchasers named therein (Filed as Exhibit 4.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on October 26, 2017).

4.9
Registration Rights Agreement dated November 10, 2017, among Contango ORE, Inc. and the investors named therein (Filed as Exhibit 4.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on November 16, 2017).

4.10
Registration Rights Agreement dated as of June 17, 2021, by and between Contango ORE, Inc. and the Purchaser named therein (Filed as Exhibit 4.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on June 21, 2021).

4.11
Registration Rights Agreement dated as of August 24, 2021, by and between the Company and CRH Funding II Pte. Ltd. (Filed as Exhibit 4.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on August 25, 2021).

Exhibit Number	Description

4.12	Form of Convertible Debenture (Filed as Exhibit 4.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on April 13, 2022).

4.13
Form of Registration Rights Agreement dated as of December 23, 2022 (Filed as Exhibit 4.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on December 23, 2022).

4.14
Form of Registration Rights Agreement dated as of January 19, 2023 (Filed as Exhibit 4.1 to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on January 19, 2023).

4.15
Description of Securities (Filed as Exhibit 4.15 to the Company’s annual report on Form 10-K for the year ended June 30, 2023, as filed with the Securities and Exchange Commission on September 13, 2023).

5.1	Opinion of Holland & Knight LLP regarding the validity of the securities being registered (filed herewith).

23.1	Consent of Holland & Knight LLP (contained in Exhibit 5.1).

23.2	Consent of Moss Adams LLP (filed herewith).

24.1	Power of Attorney (included on signature pages of this Registration Statement).

99.1	Contango ORE, Inc. 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed on October 4, 2023).

107	Filing Fees (filed herewith).

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairbanks, Alaska, on November 16, 2023.

CONTANGO ORE, INC.

By:	/s/ Rick Van Nieuwenhuyse

Name:	Rick Van Nieuwenhuyse

Title:	President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Rick Van Nieuwenhuyse, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on November 16, 2023.
Signature	Title
/s/ Rick Van Nieuwenhuyse
Rick Van Nieuwenhuyse	President and Chief Executive Officer (Principal Executive Officer)
/s/ Leah Gaines
Leah Gaines	Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)
/s/ Brad Juneau
Brad Juneau	Chairman of the Board of Directors

/s/ Joseph S. Compofelice
Joseph S. Compofelice	Director

/s/ Richard A. Shortz
Richard A. Shortz	Director

/s/ Curtis J. Freeman
Curtis J. Freeman	Director